EXHIBIT 10.2

FIRST SUPPLEMENTAL INDENTURE

THIS FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) is entered into as of September 30, 2004, by and among New Century Financial Corporation, a Delaware corporation (“New Century Financial”), New Century REIT, Inc., a Maryland corporation (“New Century REIT”), and Wells Fargo Bank, a national banking association, as trustee (the “Trustee”).

THE PARTIES TO THIS SUPPLEMENTAL INDENTURE enter into this Supplemental Indenture on the basis of the following facts, intentions and understandings:

A. New Century Financial and the Trustee are parties to the Indenture dated as of July 8, 2003 (the “Indenture”), pursuant to which New Century Financial issued $210,000,000 in aggregate principal amount of 3.50% Convertible Senior Notes due 2008 (the “Securities,” and each one in principal amount of $1,000, a “Security”).

B. New Century Financial, New Century REIT, and NC Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of New Century REIT (“Merger Sub”), have entered into that certain Agreement and Plan of Merger dated as of April 21, 2004 (the “Merger Agreement”), pursuant to which (i) Merger Sub will merge with and into New Century Financial (the “Merger”), with New Century Financial as the surviving corporation in the Merger, (ii) each outstanding share of Common Stock will be converted into the right to receive on a one-for-one basis one share of common stock, par value $0.01 per share, of New Century REIT (“REIT Common Stock”), (iii) New Century Financial will become a wholly-owned subsidiary of New Century REIT and will change its name to “New Century TRS Holdings, Inc.;” and (iv) New Century REIT will change its name to “New Century Financial Corporation.”

C. In accordance with Section 413 of the Indenture, it is a condition precedent to the consummation of the Merger that New Century Financial and New Century REIT execute and deliver to the Trustee a supplemental indenture that (i) provides that the Holder of each Security then Outstanding shall have the right to convert such Security into the kind and amount of shares of stock and other securities and property receivable in the Merger by a holder of the number of shares of Common Stock deliverable upon conversion of such Security immediately prior to the Merger, and (ii) contains such additional provisions to protect the interests of the Holders of the Securities as the Board of Directors of New Century Financial shall reasonably consider necessary by reason of the foregoing.

D. The Board of Directors of New Century Financial has determined that the amendments to the Indenture set forth in this Supplemental Indenture are reasonably necessary to protect the interests of the Holders of the Securities.

E. New Century Financial and New Century REIT desire to modify and amend the Indenture to the extent and as set forth in this Supplemental Indenture.

F. New Century Financial and New Century REIT are duly authorized pursuant to the terms of the Indenture to execute and deliver this Supplemental Indenture and to modify and amend the Indenture as provided herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

AMENDMENTS TO INDENTURE

Section 1.1 Amendment of Section 101.

(a) Section 101 of the Indenture is hereby amended by deleting the definitions of “Company” and “Volume Weighted Average Price” in their entirety and replacing them with the following definitions:

“Company” means New Century Financial; provided, that, after the Effective Time, “Company” means (i) New Century Financial, in the case of the Indenture Obligations and the obligations of the Company to repurchase Securities upon a Fundamental Change, (ii) New Century REIT, in the case of the Conversion Obligations and related obligations to make adjustments to the Conversion Rate (including, without limitation, those arising under ARTICLE FOUR), and as used in the definitions of “Board of Directors” and “Common Stock,” and (iii) New Century Financial and/or New Century REIT, as appropriate, in order to protect the interests of the Holders of the Securities; and provided further, that if a successor Person shall have become such pursuant to the applicable provisions of this Indenture, thereafter “Company” shall mean such successor Person.

“Volume Weighted Average Price” per share on any trading day will be the volume weighted average price as displayed on Bloomberg on the New York Stock Exchange or any other national or regional securities exchange, the Nasdaq National Market or other over-the-counter market or such other market on which the Common Stock is then listed or quoted, from 9:30 AM to 4:00 PM (New York City time) on that Trading Day (or if such volume weighted average price is not available, the market value of one share on such Trading Day as the Company determines in good faith using a volume weighted method).

(b) Section 101 of the Indenture is further amended hereby by inserting the following definitions, which shall be inserted in alphabetical order:

“Effective Time” means the date and time that the Merger is consummated in accordance with the terms and conditions of the Merger Agreement.

“Merger” means the merger of Merger Sub with and into New Century Financial pursuant to the terms and conditions of the Merger Agreement.

“Merger Agreement” means that certain Agreement and Plan of Merger dated as of April 21, 2004, by and among New Century Financial, New Century REIT and Merger Sub.

“Merger Sub” means NC Merger Sub, Inc., a corporation incorporated under the laws of Delaware and a wholly-owned subsidiary of New Century REIT.

“New Century Financial” means New Century TRS Holdings, Inc., a corporation incorporated under the laws of Delaware (formerly known as “New Century Financial Corporation”).

“New Century REIT” means New Century Financial Corporation, a corporation incorporated under the laws of Maryland (formerly known as “New Century REIT, Inc.”).

ARTICLE 2

MISCELLANEOUS

Section 2.1 Effect of Supplemental Indenture; Timing of Amendments. This Supplemental Indenture is a supplemental indenture pursuant to Section 901(a) of the Indenture. Upon execution and delivery of this Supplemental Indenture, the Indenture shall be amended and supplemented in accordance herewith, the terms and conditions of this Supplemental Indenture shall be part of the terms and conditions of the Indenture for any and all purposes, and all the terms and conditions of both shall be read together as though they constitute one and the same instrument, except that in the case of conflict, the provisions of this Supplemental Indenture will control. Notwithstanding an earlier execution date, the amendments contained in Article 1 of this Supplemental Indenture shall not become operative unless and until the date and time the Merger is consummated in accordance with the terms and conditions of the Merger Agreement. In the event that the Merger is not consummated, Article 1 of this Supplemental Indenture shall be null and void and of no force or effect.

Section 2.2 Definitions. Capitalized terms used and not otherwise defined in this Supplemental Indenture shall have the meanings given such terms in the Indenture.

Section 2.3 Joinder; Continuing Obligations of New Century Financial.

(a) By executing this Supplemental Indenture, New Century REIT agrees, as of the Effective Time, to join the Indenture and the Securities, as amended and supplemented by this Supplemental Indenture, as a party, only with respect to the provisions set forth in Article 1 of this Supplemental Indenture.

(b) Except as specifically provided in this Supplemental Indenture, New Century Financial shall remain obligated to perform, and be bound by, all of New Century Financial’s obligations under the Securities and the Indenture.

Section 2.4 Full Force and Effect. Except to the extent expressly modified or amended by this Supplemental Indenture, which modifications and amendments are deemed necessary to cure ambiguities and correct or supplement any provisions in the Indenture which are defective or inconsistent with any other provisions therein, the Indenture and all of its covenants, agreements and other provisions remain in full force and effect, and all references to the Indenture in the Indenture shall be deemed to mean the Indenture as supplemented and amended pursuant hereto.

Section 2.5 Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.6 Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES THEREOF).

Section 2.7 Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 2.8 Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 2.9 Trustee. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture. The recitals and statements made herein are deemed to be those of New Century Financial and New Century REIT and not of the Trustee.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

“New Century Financial” NEW CENTURY FINANCIAL CORPORATION, a Delaware corporation

By:	/S/ ROBERT K. COLE
Name:	Robert K. Cole
Title:	Chairman and Chief Executive Officer

“New Century REIT” NEW CENTURY REIT, INC., a Maryland corporation

By:	/S/ ROBERT K. COLE
Name:	Robert K. Cole
Title:	Chairman and Chief Executive Officer

S-1

“Trustee” WELLS FARGO BANK, N.A., a national banking association, as Trustee

By:	/S/ MADDY HALL
Name:	Maddy Hall
Title:	Trust Officer

S-2